Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor contact:	Tyler Akerman, Manager of Investor Relations, (800) 664-1259

For release:	May 2, 2022	Financial Media
Otter Tail Corporation Announces Record First Quarter Earnings, Increases 2022 Earnings Guidance, Board of Directors Declares Quarterly Dividend of $0.4125 per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended March 31, 2022.
SUMMARY
Compared to the quarter ended March 31, 2021:
•Consolidated operating revenues increased 43% to $375 million.
•Consolidated net income increased 137% to $72 million.
•Diluted earnings per share increased 136% to $1.72 per share.
The corporation increased its 2022 diluted earnings per share guidance range to $5.15 to $5.45 reflecting a range of 22% to 29% growth from 2021 reported annual diluted earnings per share of $4.23.
CEO OVERVIEW
“Otter Tail Corporation, through the efforts of our employees, achieved record financial results for the quarter ended March 31, 2022,” said President and CEO Chuck MacFarlane. “Our Plastics segment completed another outstanding quarter as demand continued to outpace supply. While PVC resin production and supply have improved in the first quarter, the expected decline in resin prices did not occur. Instead resin prices are now forecasted to increase through July driven by increased natural gas prices and the strong resin export market. This has resulted in sales prices of PVC pipe continuing to increase resulting in a further strengthening of spreads.
“Electric segment earnings increased 9.4 percent compared to the first quarter of 2021, driven primarily by the favorable impact of weather and increased commercial and industrial sales. Manufacturing segment earnings decreased 24.2 percent compared to the first quarter of 2021 primarily at BTD Manufacturing, Inc. (BTD) due to lower productivity and increased costs. Customers are taking less product than forecasted from BTD due to continued supply chain constraints from other suppliers. This has caused challenges in getting labor aligned with customers’ delivery plans and has resulted in a decline in productivity.
“Otter Tail Power filed its Integrated Resource Plan in September. The requests in the five-year action plan include the addition of dual fuel capability at our Astoria Station natural gas plant, the addition of 150 MW of solar generation in 2025 and the commencement of the process to withdraw from our 35 percent ownership in Coyote Station by December 31, 2028. After incorporating the requests included in the Integrated Resource Plan, we now anticipate capital expenditures in our Electric segment of nearly $1 billion over the next five years, which will result in a compounded annual growth rate in average rate base of 5.9 percent from the end of 2021 to the end of 2026.
“We continue to make progress on the development of Otter Tail Power’s 49.9 MW Hoot Lake Solar project, which will be constructed on and near the retired Hoot Lake Plant property in Fergus Falls, Minnesota. The project is expected to be completed in 2023 and has received renewable rider eligibility approval in Minnesota. The location of Hoot Lake Solar offers us a unique opportunity to utilize our existing Hoot Lake transmission rights, substation and land. We have contracts in place for thin-film panels which avoids supply chain risks related to the United States ban on goods from the Xinjiang region of China and the U.S Department of Commerce investigation.
“Our investments in Hoot Lake Solar, those requested in our Integrated Resource Plan, and other capital expenditure plans allow us to improve our customers’ experience, reduce operating and maintenance expenses, reduce emissions and improve reliability. Based on our currently forecasted dispatch levels of Big Stone Plant and Coyote Station, we are targeting to reduce carbon emissions from our owned generation resources approximately 50 percent from 2005 levels by 2025 and 97 percent from 2005 levels by 2050.
“Otter Tail Power added new load with a customer that is a builder and operator of next-generation data centers which provide substantial computing power to blockchain infrastructure and support Bitcoin mining. Demand from this new customer is expected to be 100 MW with a high load factor and the ability to significantly curtail the load. This load came on line during the first quarter of 2022 and is expected to be fully operational in the second quarter of 2022.
“The Minnesota Public Utility Commission issued its written order on our Minnesota Rate Case on February 1, 2022. The written order included approval of a return on equity of 9.48 percent on a 52.5 percent equity layer, a revenue decoupling mechanism and numerous other items. We expect final rates to be implemented by mid-2022.

“Our Manufacturing segment continues to experience challenges as we adjust production to customers’ changing delivery requirements because of supply chain disruptions they are experiencing across their supply base. Steel prices peaked in the fourth quarter of 2021 at historically high levels, and prices began to moderate as lead times improved. Steel prices started to increase in March after declines in January and February. We remain focused on managing our steel supply to ensure we continue to receive material on time.
“Demand for PVC pipe continues to outpace supply causing sales prices to continue to increase at a rate above raw material price increases which led to record first quarter earnings.
“Our long-term focus remains on executing our growth strategies. For our electric utility, our strategy is to continue to invest in rate base growth opportunities and drive efficiency, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends.
“The utility is complemented by our well-run, strategic manufacturing platform (consisting of manufacturing and plastic pipe business). This platform is expected to provide organic growth opportunities from new products and services, market expansion and increased efficiencies.
Our 2021 earnings mix was 59% from our manufacturing platform and is now expected to be 65% for 2022. This change from our long term goal of 70% electric and 30% manufacturing platform has been driven by the plastics pipe business and the unique market conditions in 2021 and 2022. We currently expect to see elevated earnings from our manufacturing platform into 2023 with our earnings mix returning to a higher level of earnings from our electric segment thereafter.
“Our strategic initiatives to grow our business and achieve operational, commercial and talent excellence continue to strengthen our position in the markets we serve. We remain confident in our long-term ability to grow earnings per share in the range of 5 to 7 percent compounded annual growth rate off a base of $2.34 in 2020. We are increasing our 2022 diluted earnings per share guidance to a range of $5.15 to $5.45 from our initial guidance of $3.78 to $4.08 primarily due to a change in market conditions in our Plastics Segment from what was originally expected when the year began.”
QUARTERLY DIVIDEND
On May 2, 2022 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4125 per share. This dividend is payable June 10, 2022 to shareholders of record on May 13, 2022.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the three months ended March 31, 2022 was $45.4 million compared to $15.3 million for the three months ended March 31, 2021, primarily due to a $41.7 million increase in net income, partially offset by an increase in working capital.
Investing activities for the three months ended March 31, 2022 included capital expenditures of $28.7 million compared to $50.1 million for the three months ended March 31, 2021. The decrease in capital expenditures was primarily related to costs incurred in 2021 to complete our Astoria Station project and other one-time projects.
Financing activities for the three months ended March 31, 2022 included net proceeds from short-term borrowings of $6.6 million and dividend payments of $17.2 million. Financing activities for the three months ended March 31, 2021 included net proceeds from short-term borrowings of $53.9 million, primarily incurred to fund construction projects in our Electric segment and dividend payments of $16.2 million.
The following table presents the status of the corporation’s lines of credit at March 31, 2022 and December 31, 2021:

		2022			2021
(in thousands)	Line Limit	Amount Outstanding	Letters of Credit	Amount Available	Amount Available

Otter Tail Corporation Credit Agreement	$170,000	$43,281	$—	$126,719	$147,363
Otter Tail Power Credit Agreement	170,000	54,489	7,844	107,667	88,315
Total	$340,000	$97,770	$7,844	$234,386	$235,678

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended March 31,
($ in thousands)	2022	2021	$ Change	% Change

Retail Revenues	$113,639	$105,706	$7,933	7.5%
Transmission Services Revenues	12,556	11,944	612	5.1
Wholesale Revenues	2,463	4,507	(2,044)	(45.4)
Other Electric Revenues	1,758	1,542	216	14.0
Total Electric Revenues	130,416	123,699	6,717	5.4
Net Income	$19,233	$17,587	$1,646	9.4%

Retail MWh Sales	1,515,297	1,348,519	166,778	12.4%
Heating Degree Days (HDDs)	3,821	3,078	743	24.1

The following table shows heating degree days as a percent of normal.

	Three Months Ended March 31,
	2022	2021

HDDs	111.8%	89.5%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2022 and 2021.

	2022 vs Normal	2022 vs 2021	2021 vs Normal

Effect on Diluted Earnings Per Share	$0.04	$0.08	$(0.04)

Retail Revenues increased $7.9 million primarily due to the following:
•A $4.4 million increase in revenues from the favorable impact of weather in the first quarter of 2022 compared to the same period last year.
•A $3.6 million increase in fuel recovery revenues primarily due to increased production fuel and purchase power costs and a decrease in credits provided to retail customers from decreased margins recognized on wholesale sales.
•A $2.3 million increase in retail sales volumes from commercial and industrial customers.
•A $2.4 million decrease in interim rate revenue in Minnesota as a result of our April 2021 filing with the MPUC in which we lowered our requested net annual revenue increase, primarily due to a reduction in operating costs from amounts included in our original filing.
Wholesale Revenues decreased $2.0 million as a result of a 18% decrease in wholesale sales volumes and a 34% decrease in wholesale prices. Wholesale energy sales in the first quarter of 2021 were comparatively higher due to high prices driven by high market demand and availability constraints caused by winter storm activity, which drove up spot market prices for electricity.
Production Fuel costs increased $0.1 million as a result of increased fuel cost per kwh, which was largely offset by a 15% decrease in kwhs generated from our fuel-burning plants due to the retirement of our coal-burning Hoot Lake Plant in May 2021.
Purchased Power costs to serve retail customers increased $1.3 million primarily due to a 59% increase in the volume of purchased power resulting from the retirement of Hoot Lake Plant and increased demand due to cold weather, partially offset by a decrease in the price of purchased power.
Operating and Maintenance Expense increased $2.9 million due to increased operating and maintenance costs as a result of Merricourt and Astoria Station because the facilities were fully operational in the first quarter of 2022 and were ramping up in the previous year because they had recently been placed into service; increased incentive compensation costs related to current year financial and operational performance; increased travel costs resulting from eased COVID restrictions; and increased insurance costs. These increased costs were partially offset by a decrease in CIP expenses as CIP spending decreased compared to the previous year.
Depreciation and Amortization expense increased $1.1 million primarily due to Astoria Station being placed in service in February of 2021.

Manufacturing Segment

	Three Months Ended March 31,
(in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$104,957	$75,825	$29,132	38.4%
Net Income	4,084	5,385	(1,301)	(24.2)

Manufacturing segment operating revenues increased primarily due to a $29.3 million increase in material costs at BTD, which are passed through to customers, as a result of higher steel prices. Steel prices increased rapidly throughout 2021 and remained elevated in the first quarter of 2022, which resulted in increased revenues as we sold through high-priced inventory. Operating revenues also increased slightly due to price increases related to inflationary costs being experienced across the business. The increase in operating revenues was partially offset by a 5% decrease in sales volumes. End market demand has remained strong, however, supply chain disruptions experienced by our OEM customers have led to unpredictable shipments of our products as customers have delayed or adjusted the timing of their shipments in response to other supply chain challenges they are experiencing, which has negatively impacted our sales volumes and productivity.
The increase in operating revenues at BTD was offset by lower gross profit margins and increased operating costs. Gross profit margins were negatively impacted by lower productivity and increased costs. Aligning labor with unpredictable demand led to lower production efficiency, which had a negative impact on gross profit margins. Increases in the cost of input materials other than steel also negatively impacted gross profit margins.
Increases in sales prices and volumes at T.O. Plastics due to strong customer demand in the horticulture sector also contributed to the segment increase in operating revenues. However, the increase in operating revenues was partially offset by lower gross profit margins, as gross profit margins were negatively impacted by product mix and increased maintenance and freight costs.
Plastics Segment

	Three Months Ended March 31,
(in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$139,531	$62,186	$77,345	124.4%
Net Income	50,846	9,147	41,699	455.9

Plastics segment operating revenues and net income increased primarily due to a 125% increase in the price per pound of polyvinyl chloride (PVC) pipe sold in the first quarter of 2022, compared to the first quarter of 2021. This price increase exceeded the 52% increase in the cost of PVC resin and other input materials. The increase in sale prices was primarily due to continued strong demand for PVC pipe products and limited PVC pipe inventories. The unique supply and demand market conditions in the first quarter of 2022 were a continuation of the market dynamics experienced throughout 2021. In the first quarter of 2022, we, along with other PVC pipe manufacturers, experienced supply constraints of additives and other ingredients used to make PVC pipe, which prevented us and others from being able to build inventory levels. Expected declines in the price of PVC resin did not materialize and resin prices continued to increase in March due to increasing feedstock prices and stronger than expected export markets. Sales volumes in the first quarter of 2022 were consistent with sales volumes in the first quarter of 2021.
Corporate Costs

	Three Months Ended March 31,
(in thousands)	2022	2021	$ Change	% Change

Losses Before Income Taxes	$4,981	$2,413	$2,568	106.4%
Income Tax Benefit	(2,821)	(623)	(2,198)	(352.8)
Net Loss	$2,160	$1,790	$370	20.7%
The increase in our corporate net loss was primarily the result of higher compensation expenses, including stock and incentive compensation, in the first quarter of 2022. These amounts were higher than the amounts recognized in the same period in the previous year due to our current year financial performance. In addition, we recognized investment losses on our corporate-owned life insurance policies during the first quarter of 2022 compared to investment gains in the same period of the previous year. The increased compensation expenses and investment losses during the period were partially offset by an increased income tax benefit, which was due to an increase in the loss before income taxes and the recognition of tax expense on a consolidated basis consistent with our estimated effective tax rate for 2022.
2022 BUSINESS OUTLOOK
We are increasing our 2022 diluted earnings per share guidance to $5.15 to $5.45 in light of first quarter results and the forecast for the remainder of 2022, driven by currently expected performance in our Plastics segment. The midpoint of our revised 2022 diluted earnings per share guidance of $5.30 per share reflects a 25% growth rate from our 2021 diluted earnings per share of $4.23.

The segment components of our revised 2022 diluted earnings per share guidance range compared with 2020 and 2021 actual earnings are as follows:

	2020 EPS by Segment	2021 EPS by Segment	2022 EPS Guidance February 14, 2022		2022 EPS Guidance May 2, 2022
			Low	High	Low	High

Electric	$1.63	$1.73	$1.81	$1.85	$1.81	$1.85
Manufacturing	0.27	0.41	0.42	0.46	0.42	0.46
Plastics	0.67	2.34	1.81	2.00	3.26	3.45
Corporate	(0.23)	(0.25)	(0.26)	(0.23)	(0.34)	(0.31)
Total	$2.34	$4.23	$3.78	$4.08	$5.15	$5.45
Return on Equity	11.6%	19.2%	15.3%	16.3%	19.9%	20.9%
The following items contributed to our revised 2022 earnings guidance:
•We are maintaining our February 14, 2022 guidance for our Electric Segment and continue to expect net income from this segment to increase 7% over 2021 based on the following key items:
◦Favorable weather in the first quarter of 2022 and normal weather for the remainder of 2022.
◦Year over year increase in rate base along with increased load growth from new and existing commercial and industrial customers. Our ending rate base in 2021 grew by 13.7% to $1.6 billion.
◦Lower expected plant outage costs in 2022. The Big Stone Plant outage costs in 2021 were higher than what is expected from the planned Coyote Plant outage in 2022.
◦The discount rate for our pension plan for 2022 is 3.03% compared with 2.78% in 2021. For each 25 basis point increase in the discount rate, pension expense decreases approximately $1.3 million. The assumed long-term rate of return for 2022 is 6.30% compared with 6.51% in 2021. For each 25 basis point decrease in this rate, pension expense increases approximately $0.9 million. These changes result in a net decrease in pension expense for 2022.
◦Lower expected contributions to the Otter Tail Power Company Foundation in 2022.
◦Lower interest expense as the $140 million notes issued in November 2021 have a lower interest rate compared to the $140 million of notes that were refinanced.
    These items are expected to be partially offset by:
◦Higher depreciation and property tax expense driven by increasing rate base.
◦Labor costs are expected to be higher in 2022 as open positions were filled during the last half of 2021 and are expected to be employed for all of 2022.
◦Increasing insurance costs related to increase in insurable values and increase in insurance rates due to competitive market conditions as well as increasing operating and maintenance expenses due to inflationary pressures resulting from our current economic environment.
•We are maintaining our February 14, 2022 guidance for our Manufacturing segment and continue to expect net income from this segment to increase 7.6% compared with 2021 based on:
◦An increase in sales at BTD driven by end market demand as our customers continue to build inventory to fill shortages created by supply chain challenges. While we have been generally able to meet our customers’ on time delivery requirements, our customers have other supply chain challenges which impact their ability to consistently take our product in line with their production timelines. Steel lead times have improved back to pre-pandemic timeframes. Steel costs remain elevated as mill prices and supply chain costs remain significantly higher than historical levels. While mill prices are expected to moderate through 2022, steel costs are expected to remain historically high through the year. These costs could put additional pressure on our profitability if we are unable to pass cost increases on to our customers on a timely basis. Scrap metal revenues are now expected to be higher in 2022. We continue to work on improving labor efficiencies in order to enhance our gross margins.
◦An increase in earnings from T.O. Plastics driven in large part by a full year of increases in product prices that occurred throughout 2021 and improved manufacturing productivity.
◦Backlog for the manufacturing companies of approximately $339 million for 2022 compared with $201 million one year ago.
•We now expect 2022 net income from our Plastics segment to increase compared with 2021. The first quarter of 2022 performed in line with our plans as market conditions from the fourth quarter of 2021 continued into 2022. While PVC resin supplies have improved, the price of PVC resin is now increasing driven by increasing natural gas prices and events related to the Russia/Ukraine conflict which have resulted in increasing global prices. This has created an environment for U.S. resin producers to raise domestic prices and a strengthening of the export markets for PVC resin.
•There have been supply constraints related to additives and other ingredients used to make PVC pipe. This factor has prevented the PVC pipe manufacturers from being able to build inventory levels.
•Demand for PVC pipe continues to be strong resulting in sales prices of PVC pipe continuing to increase.

•The updated guidance still reflects lower volume of pounds of pipe sold in 2022 driven by the extremely low levels of finished goods inventory at the beginning of the year.
•We currently expect the market conditions being experienced to continue through the second quarter of 2022. Resin prices are expected to decrease after July. Given this and general economic concerns, we expect the last half of 2022 to see a decline in profitability as compared with the first half of 2022. We could see further upside to our current year earnings guidance should current market conditions continue beyond the first half of 2022.
•Corporate costs are now expected to increase in 2022. Higher incentive compensation costs are being driven by our improved financial performance. We are now anticipating a contribution to our Foundation in 2022 of $3.0 million which is consistent with our 2021 contribution and we also expect to see lower gains on our investments in 2022 than what was recognized in 2021.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 3, 2022, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “projected,” “should,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2022 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of the impact and duration of the COVID-19 pandemic, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation, including foreign trade policy and environmental laws and regulations, the impact of climate change, including compliance with legislative and regulatory changes to address climate change, operational and economic risks associated with our electric generating and manufacturing facilities, risks associated with energy markets, the availability and pricing of resource materials, attracting and maintaining a qualified and stable workforce, and changing macroeconomic and industry conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended March 31,
(in thousands, except per-share amounts)	2022	2021

Operating Revenues
Electric	$130,416	$123,699
Product Sales	244,488	138,011
Total Operating Revenues	374,904	261,710
Operating Expenses
Electric Production Fuel	14,853	14,714
Electric Purchased Power	20,529	19,260
Electric Operating and Maintenance Expense	44,278	41,421
Cost of Products Sold (excluding depreciation)	151,759	101,977
Other Nonelectric Expenses	17,206	13,693
Depreciation and Amortization	23,548	22,126
Electric Property Taxes	4,432	4,320
Total Operating Expenses	276,605	217,511
Operating Income	98,299	44,199
Other Income and Expense
Interest Charges	8,948	9,398
Nonservice Cost Components of Postretirement Benefits	(22)	383
Other Income (Expense), net	260	1,160
Income Before Income Taxes	89,633	35,578
Income Tax Expense	17,630	5,249
Net Income	$72,003	$30,329

Weighted-Average Common Shares Outstanding:
Basic	41,548	41,455
Diluted	41,871	41,700
Earnings Per Share:
Basic	$1.73	$0.73
Diluted	$1.72	$0.73

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)	March 31, 2022	December 31, 2021

Assets
Current Assets
Cash and Cash Equivalents	$1,371	$1,537
Receivables, net of allowance for credit losses	218,896	174,953
Inventories	145,857	148,490
Regulatory Assets	21,770	27,342
Other Current Assets	14,497	17,032
Total Current Assets	402,391	369,354
Noncurrent Assets
Investments	57,893	56,690
Property, Plant and Equipment, net of accumulated depreciation	2,128,344	2,124,605
Regulatory Assets	124,413	125,508
Intangible Assets, net of accumulated amortization	8,768	9,044
Goodwill	37,572	37,572
Other Noncurrent Assets	32,360	32,057
Total Noncurrent Assets	2,389,350	2,385,476
Total Assets	$2,791,741	$2,754,830

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$97,770	$91,163
Current Maturities of Long-Term Debt	29,990	29,983
Accounts Payable	119,022	135,089
Accrued Salaries and Wages	19,846	31,704
Accrued Taxes	21,879	19,245
Regulatory Liabilities	27,211	24,844
Other Current Liabilities	57,437	55,671
Total Current Liabilities	373,155	387,699
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	53,153	73,973
Other Postretirement Benefits Liability	66,383	66,481
Regulatory Liabilities	233,989	234,430
Deferred Income Taxes	203,877	188,268
Deferred Tax Credits	16,475	16,661
Other Noncurrent Liabilities	63,497	62,527
Total Noncurrent Liabilities and Deferred Credits	637,374	642,340
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	734,074	734,014
Shareholders’ Equity
Common Shares	208,029	207,758
Additional Paid-In Capital	421,449	419,760
Retained Earnings	424,605	369,783
Accumulated Other Comprehensive Loss	(6,945)	(6,524)
Total Shareholders' Equity	1,047,138	990,777
Total Capitalization	1,781,212	1,724,791
Total Liabilities and Shareholders' Equity	$2,791,741	$2,754,830

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
(in thousands)	2022	2021

Operating Activities
Net Income	$72,003	$30,329
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	23,548	22,126
Deferred Tax Credits	(186)	(186)
Deferred Income Taxes	14,342	5,697
Discretionary Contribution to Pension Plan	(20,000)	(10,000)
Allowance for Equity Funds Used During Construction	(260)	(45)
Stock Compensation Expense	4,904	4,197
Other, net	866	(1,407)
Change in Operating Assets and Liabilities:
Receivables	(43,943)	(20,431)
Inventories	3,403	(261)
Regulatory Assets	4,468	703
Other Assets	3,729	(6,421)
Accounts Payable	(12,533)	2,245
Accrued and Other Liabilities	(7,859)	(8,890)
Regulatory Liabilities	2,812	(3,850)
Pension and Other Postretirement Benefits	122	1,464
Net Cash Provided by Operating Activities	45,416	15,270
Investing Activities
Capital Expenditures	(28,710)	(50,076)
Proceeds from Disposal of Noncurrent Assets	878	3,244
Purchases of Investments and Other Assets	(3,617)	(2,188)
Net Cash Used in Investing Activities	(31,449)	(49,020)
Financing Activities
Net Short-Term Borrowings	6,608	53,854
Payments for Retirement of Long-Term Debt	—	(169)
Dividends Paid	(17,181)	(16,208)
Payments for Shares Withheld for Employee Tax Obligations	(2,942)	(1,507)
Other, net	(618)	(2,171)
Net Cash (Used in) Provided by Financing Activities	(14,133)	33,799
Net Change in Cash and Cash Equivalents	(166)	49
Cash and Cash Equivalents at Beginning of Period	1,537	1,163
Cash and Cash Equivalents at End of Period	$1,371	$1,212

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended March 31,
(in thousands)	2022	2021

Operating Revenues
Electric	$130,416	$123,699
Manufacturing	104,957	75,825
Plastics	139,531	62,186
Total Operating Revenues	$374,904	$261,710

Operating Income (Loss)
Electric	$27,942	$26,676
Manufacturing	5,935	7,545
Plastics	68,862	12,586
Corporate	(4,440)	(2,608)
Total Operating Income	$98,299	$44,199

Net Income (Loss)
Electric	$19,233	$17,587
Manufacturing	4,084	5,385
Plastics	50,846	9,147
Corporate	(2,160)	(1,790)
Total Net Income	$72,003	$30,329